Exhibit 10.10

Dril-Quip, Inc. · 2050 West Sam Houston Parkway S., Suite 1100, Houston, Texas · 77042 · Tel 713-939-7711

September 6, 2024

James C. Webster

Re:	Separation Agreement and Release

Dear James:

This letter agreement (this “Agreement”) confirms the terms and conditions concerning your termination of employment with the Company effective immediately following the closing of the mergers contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated March 18, 2024 entered into by the Company, Innovex Downhole Solutions, Inc., and certain merger subsidiaries of the Company (the date of such closing under the Merger Agreement is herein referred to as the “Separation Date”). For purposes of this Agreement, the “Company” means Dril-Quip, Inc. and any affiliate thereof, as well as their respective successors and assigns. You and the Company are sometimes referred to as the parties in this Agreement. For purposes of this Agreement, the parties agree that your termination is a termination of employment by the Company without Cause during a Change of Control Period as described in Section 6(c) of the Employment Agreement between you and the Company dated as of December 2, 2021 (the “Employment Agreement”) and that this Agreement is the written Notice of Termination of your employment for purposes of the Employment Agreement. Capitalized terms not defined in this Agreement shall have the meaning given in the Employment Agreement.

Your acceptance of this Agreement must be indicated by signing on the last page of this Agreement.

Resignation from Officer and Director Positions

Upon your execution of this Agreement, your employment will terminate and you shall be deemed to have resigned and not hold yourself out as a director, officer, executive, employee, agent, member or representative of the Company and you agree to take any and all actions necessary effectuate any documentation the Company requests to effectuate the foregoing.

Accrued Salary and PTO Payment

Under Section 6(a) of the Employment Agreement, the Company shall pay you a lump-sum cash payment in an amount equal to the total of your (i) Base Salary earned through the Separation Date and (ii) accrued, but unpaid vacation time or paid-time-off (PTO), in each case to the extent not previously paid. This amount will be paid to you on the Separation Date.

Except as provided in this Agreement, all of your employee benefits provided by the Company and your participation in the Company’s 401(k) plan shall terminate on the Separation Date.

James C. Webster

September 6, 2024

You will be reimbursed according to the Company’s reimbursement policies for any outstanding business expenses incurred up to the Separation Date, provided such expenses are timely submitted as required under the Company’s reimbursement policies.

Separation Pay and Benefits

Pursuant to Section 6(c) of the Employment Agreement and subject to your execution and return of this Agreement, and provided that you do not later revoke your agreement and release of all claims as described below, you will receive the below COC Severance Benefits.

COC Payments

On the Company’s first regular payroll date that is more than 8 days following the Separation Date, the Company shall pay you a lump-sum cash payment in the amount of $1,440,000, which is equal to the sum of two (2) times your Base Salary in effect as of the Separation Date and two (2) times the target amount of your Annual Bonus for 2024.

On the Company’s first regular payroll date that is more than 8 days following the Separation Date, the Company will pay you a lump-sum cash payment equal to the product of $211,680, which is the target amount of your Annual Bonus for 2024 and a fraction, the numerator of which shall be the number of Business Days from January 1, 2024 to the Separation Date and the denominator of which is 260.

Restricted Stock Awards, Performance Unit Awards and Restricted Stock Units

The shares of “Restricted Stock” granted to you under the Company’s 2017 Omnibus Incentive Plan (the “Incentive Plan”) that are unvested immediately prior to the Separation Date will become 100% fully vested on the Separation Date. All award agreements between you and the Company are referred to herein collectively as the “Award Agreements.”

The “Performance Units” granted to you under the Incentive Plan that are unvested immediately prior to the Separation Date will vest on the Separation Date based on the target level of performance for the Performance Units, and shares of Company common stock equal to that target number of vested Performance Units will be issued and delivered to you on the Separation Date.

The “Restricted Stock Units” granted to you under the Incentive Plan as additional incentive in relation to the Merger Agreement that are payable in stock and are unvested immediately prior to the Separation Date will become 100% fully vested on the Separation Date. To the extent that the Restricted Stock Units granted to you under the Incentive Plan as additional incentive in relation to the Merger Agreement are payable in cash and vest upon closing of the mergers contemplated by the Merger Agreement, the cash payments shall be made on the Company’s first regular payroll date that is more than 8 days following the Separation Date, with the amount of such payment equal to the cash equivalent of such units using the closing price per share of the Company’s common stock on the last trading day prior to the date of such closing.

James C. Webster

September 6, 2024

Continued Medical, Dental and Life Insurance at Company’s Cost

You will continue to receive medical, dental and life insurance coverage, at the same active employee premium cost charged to employees of the Company, for yourself and your covered dependents (the “Continued Medical/Life Benefits”) following the Separation Date until the earlier of (i) your receipt of equivalent coverage and benefits under the plans and programs of a subsequent employer (with such coverage and benefits determined on a coverage-by-coverage or benefit-by-benefit basis) or (ii) 2 years after the Separation Date. The premiums will be billed to you in arrears on a quarterly basis for each month that you continue to receive the Continued Medical/Life Benefits.

Notwithstanding the foregoing, if you or your covered dependents are precluded from continuing participation in any benefit plan or program as provided above, the Company will pay you the after-tax economic equivalent of the benefits provided under the plan or program in which you or they are unable to participate for the period described above, with such economic equivalent determined based on the cost that would be incurred by you in obtaining such benefit yourself on an individual basis.

The medical and dental benefits provided under the paragraph above are treated as your COBRA coverage and accordingly your COBRA continuation period will begin on the Separation Date. Except for the Continued Medical/Life Benefits, coverage under all other Company welfare benefits will cease on the Separation Date.

Continuing Obligations; Non-Competition, Non-Solicitation And Confidentiality

You expressly affirm and acknowledge your continuing obligations under the Employment Agreement to maintain the confidentiality of the Company’s confidential information, among other things, and that you are subject to, and will comply with, the non-competition and non-solicitation obligations under the Employment Agreement (collectively, the “Covenants”). Further, you recognize and affirm that the Covenants (and the Company’s right to relief for your failure to comply with the Covenants) and Section 6(f) (collectively, the “Surviving Provisions”) expressly survive the Separation Date and the termination of your employment with the Company pursuant to the terms of the Employment Agreement and for any time periods specified therein.

Return of Company Property

You agree as follows:

•

On or prior to the Separation Date, you will return all Company property in your possession, custody, or control, including all equipment such as your Company-issued laptop, documents and things, issued to you, except that you may keep your cellular phone and phone number.

•

On or prior to the Separation Date, you will return, if in your possession, any Company property, documents, files or other paper or electronic media pertinent to the Company’s business. You should keep your personal records, including your personal pay records and tax documents.

•

On or prior to the Separation Date, you will search for and delete all Company information, including all secret, confidential or proprietary information, that may exist on your personal electronic devices such as a smartphone, laptop, tablet, personal computer, flash drive, or any other electronic storage device, other than the payroll information provided to you that you may need to file your tax returns or keep your financial records.

James C. Webster

September 6, 2024

•	You have not and will not remove from the Company’s premises any Company property, documents, files or other paper or electronic media pertinent to the Company’s business.

Release of Claims

The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, termination benefits, bonuses, equity compensation, or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company.

You knowingly and voluntarily (for you, your family, and your heirs, executors, administrators and assigns) release and forever discharge the Company and its officers, directors, employees and agents from any and all complaints, liabilities, claims, promises, agreements, controversies, damages, causes of action, suits or expenses of any nature whatsoever, known or unknown, which you now have or own or claim to have or own against the Company including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, including the Employment Agreement and the Award Agreements. This release applies to all claims or causes of action including, but not limited to, claims arising under the common law of the State of Texas or any state or federal statute such as Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981-1988, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Immigration Reform Control Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act), or the Employee Retirement Income Security Act of 1974, all as amended, any federal, state or local anti-discrimination, anti-harassment or anti-retaliation law, regulation or ordinance, any federal, state or local wage and hour law, and any federal, state or local laws, regulations, or ordinance relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act of 1967 or Older Workers Benefit Protection Act, each as amended (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, you are simply agreeing that, in exchange for any consideration received by you pursuant to this Agreement, any and all potential claims of this nature that you may have against the Company, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF THE COMPANY.

James C. Webster

September 6, 2024

Notwithstanding the foregoing, this release, however, does not waive any rights or claims that may arise after the date you sign this Agreement or any rights to indemnification or directors and officer’s liability insurance to which you may be entitled for actions during your period of employment. You also agree not to sue or join in any suit against the Company for any claim relating to or arising out of your employment or your separation from employment with the Company, provided, however, that nothing will preclude you from (i) bringing a lawsuit or proceeding against the Company to enforce the Company’s obligations under this Agreement or to challenge the enforceability of the release under the Older Worker Benefit Protection Act, (ii) filing a charge or complaint with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body, or (iii) filing any claims that are not permitted to be waived or released under applicable law (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission, National Labor Relations Board or comparable state or local agency. However, you understand and agree that you are waiving your right to receive any relief (legal or equitable) directly from the Company based on any charge, complaint, or lawsuit against the Company filed by you or anyone else on your behalf other than for a breach of the Company’s obligations under this Agreement.

You further acknowledge and agree that nothing in this Agreement prohibits you from reporting to any governmental authority information concerning possible violations of law or regulation and that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of trade secret information in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, and you may use such information in certain court proceedings provided you submit it under seal and consistent with 18 U.S.C. 1833. Nothing contained in this Agreement prohibits you from voluntarily or anonymously contacting governmental authorities regarding possible violations of law or from recovering a whistleblower award. You will retain all rights and consideration provided in this Agreement regardless of whether you communicate with any governmental authorities, or if you receive a whistleblower award.

By signing this Agreement, you acknowledge and agree that, you are not entitled to and will not receive any further payments, compensation or benefits under the Employment Agreement, the Incentive Plan or any other Company plan or program after the Separation Date or in respect of your employment with, or separation or termination from, the Company, that are in addition to the payments or benefits described in this Agreement.

Representations and Warranties Regarding Claims

You represent and warrant that, as of the time at which you sign this Agreement, you have not filed or joined any claims, complaints, charges, or lawsuits against the Company with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which you sign this Agreement (excluding, for the avoidance of doubt, any whistleblower complaints protected under applicable law), and you are not aware of any violation of any law, rule or regulation or any other misconduct by the Company or any of its officers or employees. You further represent and warrant that you have not made any assignment, sale, delivery, transfer or conveyance of any rights you have asserted or may have against the Company with respect to any Released Claim.

James C. Webster

September 6, 2024

Severability

If any provision of this Agreement is held to be invalid or unenforceable, (i) this Agreement shall be considered divisible, (ii) such provision shall be deemed inoperative to the extent it is deemed invalid or unenforceable, and (iii) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made valid or enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be valid and/or enforceable to the maximum extent permitted by applicable law.

Release of Claims under the ADEA.

  By executing this Agreement, you will be releasing claims that you may have under the Age Discrimination in Employment Act (“ADEA”). You will not be waiving any rights or claims under the ADEA that may arise after your execution of this Agreement.

Consideration Period

You acknowledge and understand that you have forty-five (45) days after you receive this Agreement to decide whether to sign this Agreement and be bound by its terms. You may take as much or as little of the forty-five (45) day period to consider this Agreement as you wish. You have the right to discuss any aspect of this matter with an attorney of your choosing, and the Company recommends that you take advantage of this consideration period and consult with an attorney before executing this Agreement. By executing this Agreement, you will be acknowledging that you considered its terms for forty-five (45) days or waived your right to do so, were advised in writing to seek legal counsel, and such earlier signature was not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter this Agreement prior to the expiration of such 21-day period. No changes (whether material or immaterial) to this Agreement shall restart the running of this 21-day period.

Revocation Period

In the event you agree to its terms and execute this Agreement, you may nevertheless revoke it within seven (7) days thereafter. Thus, if you subsequently change your mind, you have the option and right to revoke this Agreement, but you must do so within seven (7) days after signing it by providing written notification via overnight mail or U.S. Mail at the address listed on the letterhead above to the attention of the Legal Department. This Agreement will not become effective until the seven (7) day revocation period has expired. Of course, if this Agreement is revoked, you will not receive the COC Severance Benefits. If you do not revoke the Agreement within this time frame, it will become effective and both you and the Company will be bound by its terms.

Governing Law and Venue

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof. Venue for any action or proceeding relating to this Agreement and/or the employment relationship hereunder shall lie exclusively in courts in Harris County, Texas.

James C. Webster

September 6, 2024

Withholding; Taxes

The Company may withhold from any amounts payable (including the vesting of stock awards) under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. You acknowledge and agree that you are fully responsible for any taxes resulting from amounts payable under this Agreement and will not receive any tax gross-ups or similar payments from the Company.

Compliance with Section 409A

The Company intends that the payment and benefits under this Agreement shall be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted, operated and administered accordingly. To the extent that the reimbursements or other in-kind benefits hereunder are “nonqualified deferred compensation” for purposes of Section 409A, (a) all such expenses or other reimbursements shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Entire Agreement

This Agreement, the Award Agreements, and the Surviving Provisions constitute the entire agreement between the parties hereto concerning the subject matter hereof, and from and after the date of this Agreement, this Agreement shall supersede any other prior agreement or understanding, both written and oral, between the parties with respect to such subject matter.

Acknowledgment and Acceptance of Agreement

By signing this Agreement in the space provided below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement, that you have accepted its terms and that you are voluntarily entering into this Agreement without any undue influence or coercion from the Company. You have the right to discuss any aspect of this matter with an attorney of your choosing, and the Company recommends that you take advantage of this time to consider this Agreement and consult with an attorney before executing this Agreement. In addition, please feel free to contact me to ask any questions regarding the Agreement.

Sincerely,

/s/ John V. Lovoi
John V. Lovoi
Chairman of the Board of Directors

[Signature Page to CIC Termination Agreement]

AGREED AND ACCEPTED:

9/6/2024	/s/ James C. Webster
Date	James C. Webster

[Signature Page to CIC Termination Agreement]